CERTIFICATE OF FORMATION OF CONECTIV PENNSYLVANIA GENERATION, LLC
The undersigned, an authorized natural person, in order to form a limited liability company under Section 18-201 of the Delaware Limited Liability Company Act, hereby certifies as follows:
FIRST:	The name of the LLC formed hereby is: Conectiv Pennsylvania Generation, LLC
SECOND:	The address of the registered office of the LLC in the State of Delaware is:
800 King Street Wilmington, New Castle County, Delaware 19801
THIRD:	The name and address of the registered agent for service of process on the LLC in the State of Delaware is:
PHI Service Company c/o Legal Dept. 800 King Street Wilmington, New Castle County, Delaware 19801
IN WITNESS WHEREOF, the undersigned, an authorized natural person of the Company, hereby certifies that the facts stated herein are true as of April 8, 2003.
/s/ Nina J. Clements Nina J. Clements Authorized Person